Exhibit (k)(5)

FUND CCO AGREEMENT

AGREEMENT made as of July 22, 2013 by and between SharesPost 100 Fund, a Delaware statutory trust, with its principal office and place of business at 1150 Bayhill Drive, Suite 300, San Bruno, California 94066 (the “Fund”), and Foreside Compliance Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund is, or will be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company that is operated as an interval fund. The Fund is authorized to issue shares of beneficial interest of the Fund (“Shares”) and the Shares will be continuously offered under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Fund desires that Foreside perform certain compliance services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund and Foreside hereby agree as follows:

SECTION 1. PROVISION OF CCO; DELIVERY OF DOCUMENTS

(a)          Foreside hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-l of the 1940 Act (“Rule 38a-l”), to the Fund for the period and on the terms and conditions set forth in this Agreement.

(b)          In connection therewith, the Fund has delivered to Foreside copies of, and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act, and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), if any, or Private Offering Memorandum in place for the Fund covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Fund under Rule 12b-l under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund with respect to the Fund; (v) copies of the Fund’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund with respect to the Fund. The Fund shall deliver to Foreside a certified copy of the resolution of the Board of Trustees of the Fund (the “Board”) appointing the CCO and authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to deliver, to Foreside upon Foreside’s reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

SECTION 2. DUTIES OF FORESIDE

(a)          Subject to the approval of the Board, Foreside shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Fund’s CCO. Foreside’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)          With respect to the Fund, the CCO shall:

(i)          report directly to the Board;

(ii)         review and administer the Fund’s compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter and transfer agent (collectively, “Service Providers”) that relate to the Fund;

(iii)        conduct periodic reviews of the Fund’s compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)        review, no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;

(v)         design testing methods for the Fund’s compliance program policies and procedures;

(vi)        perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;

(vii)       conduct periodic site visits to the adviser and other Service Providers, as necessary;

(viii)      prepare CCO Reports for the Board and attend Board meetings quarterly and as requested; and

(ix)         no less than annually, meet separately with those members of the Board that are not “interested persons” of the Fund.

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(c)          Foreside may provide other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(d)          Foreside shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-l thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund, copies of any of the Records shall be provided promptly by Foreside to the Fund or its authorized representatives at the Fund’s expense.

(e)          Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Foreside will provide consulting and other services under this Agreement to assist the Fund with respect to the Fund’s obligations under and compliance with various laws and regulations, Fund understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and Fund or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Foreside’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(f)          Foreside does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Foreside will make every reasonable effort to provide the services described in this Agreement; however, Foreside does not guarantee that work performed by Foreside or the CCO for the Fund would be favorably received by any regulatory agency.

(g)          In order for Foreside to perform the services required by this Section 2, the Fund shall (1) instruct all Service Providers to furnish any and all information to Foreside as reasonably requested by Foreside, and assist Foreside as may be required and (2) ensure that Foreside has access to all records and documents maintained by the Fund or any Service Provider.

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SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)          Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund or any of the Fund’s shareholders for any action or inaction of Foreside or the CCO relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance. Further, neither Foreside nor the CCO shall be liable to the Fund or any of the Fund’s shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the CCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside or the CCO reasonably believe in good faith to be genuine.

(b)          The Fund agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund.

In no case (i) is the indemnity of the Fund in favor of any Foreside Indemnitee to be deemed to protect the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund prejudices the Fund’s ability to defend against such claim. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

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(c)          Foreside agrees to indemnify and hold harmless the Fund and each of its trustees and officers and any person who controls the Fund within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Fund and each of its trustees and officers and its controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)          No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

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(e)          The Fund, and not Foreside, shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from his or her responsibilities related to the Fund in accordance with Rule 38a-l. Therefore, notwithstanding the provisions of this Section 3, the Fund shall supervise the activities of the CCO with regard to such activities.

(f)          The Fund agrees that Foreside, its employees, officers and directors shall not be liable to the Fund for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the fees paid to Foreside in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

(g)          Foreside shall not be liable for the errors of service providers to the Fund or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)          Foreside covenants, represents and warrants to the Fund that:

(i)          it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)         it is duly qualified to carry on its business in the State of Maine;

(iii)        it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)        all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)         it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his or her duties and obligations under this Agreement;

(vi)        this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

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(vii)       it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

(viii)      it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-l) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;

(ix)         it shall report to the Board promptly if it learns of CCO malfeasance or in the event the CCO is terminated as a CCO by another Fund or if the CCO is terminated by Foreside; and

(x)          it shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)          The Fund covenants, represents and warrants to Foreside that:

(i)          it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)         it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)        all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)        it is, or will be within a reasonable date, a closed-end, non-diversified management investment company registered under the 1940 Act that is operated as an interval fund;

(v)         this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

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(vi)        a registration statement under the Securities Act and the 1940 Act is or will be effective and will remain effective and appropriate State securities law filings will be or have been made and will continue to be made with respect to the Fund;

(vii)       The CCO shall be covered by the Fund’s Trustees & Officers Liability Insurance Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Fund on substantially the same terms as such coverage is provided for all other Fund officers after such persons are no longer officers of the Fund; and (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for all other Fund officers (and for a period of no less than six years). The Fund shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

(viii)      the CCO is a named officer in the Fund’s corporate resolutions and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)          In consideration of the compliance services provided by Foreside pursuant to this Agreement, the Fund shall pay Foreside the fees and expenses set forth in Appendix A hereto.

All fees payable hereunder shall be accrued daily by the Fund and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All out-of-pocket charges incurred by Foreside shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

(b)          Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel. The costs of any such advice or opinion shall be borne by the Fund.

(c)          The CCO is serving solely as an officer of the Fund and neither the CCO nor Foreside shall be responsible for, or have any obligation to pay, any of the expenses of the Fund. All Fund expenses shall be the sole obligation of the Fund, which shall pay or cause to be paid all Fund expenses.

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SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)          This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund.

(b)          This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)          This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Fund, provided, however, that the Board will have the right and authority to remove the individual designated by Foreside as the Fund’s CCO at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement.

(d)          Should the employment of the individual designated by Foreside to serve as the Fund’s CCO be terminated for any reason, Foreside will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

(e)          The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(f)          This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund.

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SECTION 8. FORCE MAJEURE

Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9. ACTIVITIES OF FORESIDE

(a)          Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the CCO), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)          Upon prior approval by the Fund, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

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SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

SECTION 12. MISCELLANEOUS

(a)          This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)          This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)          If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)          Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)          Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or the Fund, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Fund:
Foreside Compliance Services, LLC Three Canal Plaza, Suite 100 Portland, ME 04101 Attn: Legal Department Phone: (207) 553-7110 Fax: (207) 553-7151	SharesPost 100 Fund 1150 Bayhill Drive, Suite 300 San Bruno, CA 94066 Attn: Kevin Moss Phone: (650) 472-3919

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(f)          Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix A hereto shall be sent by Foreside to the address furnished below unless and until changed by the Fund (Fund to provide reasonable advance notice of any change of billing address to Foreside):

SharesPost 100 Fund

Attn: Kevin Moss

1150 Bayhill Drive, Suite 300

San Bruno, CA 94066

Phone: (650) 472-3919

Email: kmoss@sharespost.com

(g)          Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h)          The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SHARESPOST 100 FUND

By:	/s/ Sven Weber
Name: Sven Weber
Title: President

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ Susan Mosher
Susan Mosher, President

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Appendix A

Foreside Compensation

(1)         Compliance Services

Initial Fees	One-Time
Once-only fee to undertake a gap analysis of the Fund’s policies and procedures and to review the Fund’s registration statement on Form N-2.	$10,000, payable within 30 days of signing this Agreement.

Recurring Fees	Per Year
Fee for the services of the Fund’s CCO.	$70,000 base fee, payable monthly in arrears (waived to $2,900 per month for the first three months of the Fund’s operations).

Notes: Fees stated above include an allotment of 40 hours reflecting additional Fund CCO work involved in preparation for, and oversight of a routine SEC examination involving the Fund. An additional fee of $275/hour will be charged beyond the 40 hours if deemed necessary.

(2)         Out-Of-Pocket and Related Expenses: The Fund shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	communications;
(ii)	postage and delivery services;
(iii)	record storage and retention;
(iv)	reproduction;
(v)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;
(vi)	reasonable travel expenses incurred in connection with travel requested by the Board; and
(vii)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.

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Category	Script	Action
Company Portal Registration
Overview	The NASDAQ Private Market’s Private Company Portal is designed to facilitate companies and their representatives in the collection and review of information to evaluate and permission prospective investors and sellers.	Start on registration page (prefilled out)

Registration	On the portal registration page, prospective liquidity program participants must complete a short list of required forms including general contact information, information for regulatory “know your customer” requirements, and for those interested in investing, a complete investor suitability questionnaire.	Scroll mouse across the four forms and then hit register

Pending	After submitting their registration, investors and shareholders who have not been pre-approved are blocked from accessing the company portal until a company’s liquidity program administrator has reviewed the user’s profile and either granted or denied the user’ s application.	Pending page

Shareholders	The program administrator can also pre-approve some or all shareholders to streamline the shareholder registration process. Pre-approved shareholders with verified email addresses are automatically granted access to the portal after submitting their registration information.	Welcome page

NDA	To ensure confidentiality, all approved participants are required to complete a Non-Disclosure and Access Agreement before entering the Private Company Portal.	Scroll mouse across the NDA form and hit submit

Entry	After signing the agreement, participants are able to access details about the company’s liquidity program, its secure virtual data room, and when the company is allowing one-off secondary transactions, its broker- dealer facilitated marketplace.	Show liquidity program and data room

Inside the Company Portal

Category	Script	Action
Opening

This video will showcase what is inside the Company Portal for registered and approved participants. We will discuss the Liquidity Program, Data Room, and Marketplace.

And will highlight the following key benefit of:

- being able to safely and securely access select company documents & liquidity program details

Show slide

Overview	Inside the company portal, Nasdaq Private Market offers company approved investors or shareholders the ability to securely access the Liquidity Program details, view select documents in the Data Room, and if the company permits secondary transactions the company can choose to enable the Marketplace for participants to post to buy or sell shares.	Liquidity Program page

Liquidity Program	The Liquidity Program page is designed in consultation with the company, and describes the rules and stipulations of their liquidity program as well as highlights any key dates on the right.	Liquidity Program page - show details on left and key dates on right

Liquidity Program	This page is created on a company by company basis to reflect all the pertinent details of their specific program.

Liquidity Program	The participant is able to click here to submit forms to participate in the program as well as find out the pricing if it is a fixed price.	Liquidity program page - show the participate button

Data Room	The Data Room allows participants to securely access confidential company documents that the company has specifically pre-approved them to see. It is the safest and securest way for companies to control which documents participants are able to view or download on a case by case basis - and documents can be watermarked for even further security.	Data room page - show watermarked and padlock icons while speaking

Marketplace	Lastly, if the company is setup for secondary transactions, they can enable the Marketplace which allows participants to post to buy or sell shares at their desired price. The company can decide whether or not to offer the Marketplace page depending on the company’s needs.	Marketplace page - show post to buy or sell while talking

Issuer Admin Documents Page

Category	Script	Action
Overview	Nasday Private Market provides an easy-to-use interface for a company designated Liquidity Program Administrator to upload and manage confidential company documents.	Show Data Room Page with all documents

Security	The Data Room offers Admins the ability to safely and securely share data with potential investors and shareholders with a fully integrated secure virtual data room.	Show Data Room Page and a sample document watermarked and view only

Uploading	To upload a secure document, a company issuer admin logins to the admin documents page, chooses a file, and simply selects the appropriate security settings desired.	Show Documents page - and how to upload

Security and anti-sharing	An admin can choose to have the document watermarked by selecting the raindrop icon, view only by selecting the padlock icon, or downloadable as is by not selecting either. The varying security permissions pervent sharing of any confidential information.	Show differences of watermarked, view only, and downloadable

Group settings	Once a document is successfully loaded, Admins can limit view access to only certain user groups. This allows the company to have complete control over who views their documents.	Upload success and show how to set groups by selecting who see the new document

Issuer Admin Participants Page
Overview	Nasdaq Private Market offers company designated Liquidity Program Administrators the ability to control and monitor who is allowed access to the liquidity program as well as what documents and transactions they can access if they are granted entry.	Participants page

Group settings	An administrator can set up groups tailored to their liquidity program and then place any registered participants into those groups. By placing participants in individual groups you are also designating their transaction limitations and permissions for viewing documents in the data room.	Participants page - selecting groups for various users. Documents page - show what groups can see what and how to select

Approving access	When a new participant submits their registeration the Administrator is alerted and can choose in the left column whether to grant access by selecting the appropriate icon.	Participants page - approving or denying access for particpants (maybe with the apge they would see)

Category	Script	Action
Shareholders	And to streamline the process, if a new participant is a verified pre-approved shareholder, then they are automatically granted access after their registration and placed within the shareholder group.	Participants page - highlight shareholders column